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THIS FILING IS MADE PURSUANT TO RULE 424(B)(3) UNDER THE SECURITIES ACT OF 1933
IN CONNECTION WITH REGISTRATION NO. 333-15129.

                             PROSPECTUS SUPPLEMENT

    This document supplements that certain Prospectus dated April 9, 1997 (the "Prospectus") relating to the registration by Scoop, Inc. (the "Company") of 1,199,481 shares of the Company's Common Stock which are currently outstanding and 200,000 shares of the Company's Common Stock issuable by the Company upon exercise of certain consultant warrants. This document should be read in conjunction with the Prospectus and the Company's Quarterly Report on Form 10-QSB for the period ended March 31, 1997, a copy of which is attached hereto. Capitalized terms used in this Prospectus Supplement shall have the meanings set forth in the Prospectus.

    The following information modifies and supplements, and to the extent inconsistent therewith replaces, the information provided in the sections entitled "Prospectus Summary,""Risk Factors--Possible Adverse Effect of Future Sales of Securities on Market Price,""Shares Eligible For Future Sale" and "Plan of Distribution" of the Prospectus:

    Prior to the IPO, the Selling Security Holders entered into lock-up agreements with the Representative under which they agreed not to sell, pledge or otherwise transfer their Selling Security Holders' Shares during the 12 month period following the date of the Prospectus without the prior written consent of the Representative, except for 114,969 Selling Security Holders' Shares which were subject to only a 90 day lock-up period. As of July 8, 1997, the Representative had provided written consent for the sale of an aggregate of 135,000 shares of Common Stock held by the following Selling Security Holders:

                                                                                            NUMBER OF
NAME OF SELLING SECURITY HOLDER                                                              SHARES
---------------------------------------------------------------------------------------  ---------------
Paulette Marie Brodchandel.............................................................         1,668

Robert Gault and Thelma Gault..........................................................        33,333

Jon Peters.............................................................................        66,666

Jonathan Stanton Co. Inc...............................................................        33,333
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            The date of this Prospectus Supplement is July 10, 1997